Exhibit 3.1

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZENDESK, INC.

FIRST: The name of the corporation is Zendesk, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

FOURTH: The total number of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares of common stock, par value $0.001 per share.

FIFTH: The Board of Directors is expressly authorized to adopt, amend, or repeal the bylaws of the Corporation.

SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The size of the Board of Directors shall be determined as set forth in the bylaws of the Corporation, as in effect from time to time. Elections of directors need not be by  written ballot unless the bylaws of the Corporation shall otherwise provide. For all matters before the Board of Directors which require a vote, each director that is not affiliated with either (i) Permira Advisers LLC or (ii) Hellman & Friedman LLC shall have one (1) vote and each director, if any, that is affiliated with either (i) Permira Advisers LLC (all such directors affiliated with Permira Advisers LLC, a “Permira Director”) or (ii) Hellman & Friedman LLC (all such directors affiliated with Hellman & Friedman LLC, a “H&F Director”) shall have three (3) votes (or such higher number of votes as necessary such that so long as affiliates of Permira Advisers LLC and Hellman & Friedman LLC are each entitled to appoint two (2) directors, the Permira Directors and the H&F Directors shall be entitled to a majority of votes of the Board of Directors); provided, however, if there is a vacancy that an affiliate of Permira Advisers LLC or an affiliate of Hellman & Friedman LLC has the right to fill, or if one of the Permira Directors, if any, or one of the H&F Directors, if any, is not present at a meeting, the other Permira Director, if any, or H&F Director, if any, as applicable, shall be entitled to exercise all voting power with respect to such absence or vacancy, as applicable, which, for the avoidance of doubt, shall be three (3) votes (or such higher number of votes as necessary such that so long as affiliates of Permira Advisers LLC and Hellman & Friedman LLC are each entitled to appoint two (2) directors, the Permira Directors and the H&F Directors shall be entitled to a majority of votes of the Board of Directors). All references in this Certificate of Incorporation or the Corporation’s bylaws to a majority or other proportion of directors shall be deemed to refer to such majority or other proportion of the votes of such directors.

SEVENTH: To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter  amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of this Article SEVENTH by either (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director of the Corporation at the time of such amendment, repeal or modification.

 EIGHTH:

A. Definitions. For purposes of this Article EIGHTH:

(a)           “Corporate Status” describes the status of a person who is serving or has served
(i) as a Director of the Corporation or (ii) as an Officer of the Corporation.

(b)          “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation;

(c)          “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(d)          “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(e)          “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation;

(f)       “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(g)         “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

B.	Indemnification of Directors and Officers.

(a)
Subject to the operation of Section D of this Article EIGHTH, each Director and Officer (in their capacity as such) shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law (“DGCL”), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section B of this Article EIGHTH.

(1)
Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer (in their capacity as such) shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than in the case of any Proceedings brought by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2)
Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer (in their capacity as such) shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section B(a)(2) of this Article EIGHTH in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the  extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3)
Survival of Rights. The rights of indemnification provided by this Section B shall continue as to a Director or Officer (in their capacity as such) after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4)
Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer (in their capacity as such) seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors of the Corporation, unless such Proceeding was  brought  to  enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under this Certificate of Incorporation in accordance with the provisions set forth herein.

C.
Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article EIGHTH to a Director or to an Officer (in their capacity as such) unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by the stockholders of the Corporation.

D.	Advancement of Expenses to Directors Prior to Final Disposition.

(a)
The Corporation shall advance all Expenses incurred by or on behalf of any Director (in their capacity as such) in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director (in their capacity as such) seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors of the Corporation, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under this Certificate of Incorporation.

(b)
If a claim for advancement of Expenses hereunder by a Director (in their capacity as such) is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article EIGHTH shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director (in their capacity is such) is not entitled to an advancement of expenses shall be on the Corporation.

(c)
In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director (in their capacity as such) has not met any applicable standard for indemnification set forth in the DGCL.

E.	Advancement of Expenses to Officers Prior to Final Disposition.

(a)
The Corporation may, at the discretion of the Board of Directors of the Corporation, advance any or all Expenses incurred by or on behalf of any Officer (in their capacity as such) in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer upon the receipt by the Corporation of a statement or statements from such Officer requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer is not entitled to be indemnified against such Expenses.

(b)
In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer (in their capacity as such) has not met any applicable standard for indemnification set forth in the DGCL.

F.	Contractual Nature of Rights.

(a)
The provisions of this Article EIGHTH shall be deemed to be a contract between the Corporation and each Director and Officer (in their capacity as such) entitled to the benefits hereof at any time while this Article EIGHTH is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article EIGHTH nor the adoption of any provision of the bylaws of the Corporation inconsistent with this Article EIGHTH shall eliminate or reduce any right conferred by this Article EIGHTH in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article EIGHTH shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

(b)
If a claim for indemnification hereunder by a Director or Officer (in their capacity as such) is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article EIGHTH shall not be a defense to an action brought by a Director or Officer (in their capacity as such) for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer (in their capacity as such) is not entitled to indemnification shall be on the Corporation.

(c)
In any suit brought by a Director or Officer (in their capacity as such) to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

G.
Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article EIGHTH shall not be exclusive of any other right which any Director or Officer (in their capacity as such) may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or the Bylaws of the Corporation, agreement or vote of stockholders or otherwise.

H.
Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director or Officer (in their capacity as such) against any liability of any character asserted against or incurred by the Corporation or any such Director or Officer, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article EIGHTH.

NINTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: Each stockholder (subject to the proviso below), director, if any, that is an employee or principal of Zoro Holdco SCSp, H&F Zephyr Holdings, L.P., Platinum Falcon B 2018 RSC Limited, Ashburton Investments Pte. Ltd., Zephyr Partners I, L.P. or one of their respective successor entities or investment fund or management company affiliates (together with their respective permitted assigns, each, an “Investor”), officer, if any, affiliated with an Investor and any other officer or director, if any, of the Corporation specifically designated by an Investor (each, an “Exempted Person”) has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, (a) engage in the same or similar business activities or lines of business as the Corporation, any of its subsidiaries or affiliates, including those deemed to be competing with the Corporation or any of its subsidiaries, and (b) do business with any client or customer of the Corporation, its subsidiaries or any of their affiliates. In the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation and/or any of its subsidiaries, then such Exempted Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries, as the case may be, and shall not be liable to the Corporation, its subsidiaries or its affiliates or stockholders for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation or any of its subsidiaries or affiliates. Notwithstanding the foregoing, this ARTICLE TENTH shall not apply to any individual who is also an officer or employee of the Corporation or any of its subsidiaries (other than officers, if any, affiliated with an Investor). To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or being offered any opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or any of direct or indirect subsidiaries. No amendment or repeal of this Article TENTH, nor, to the fullest extent permitted by Delaware law, any modification of law, shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this paragraph. As used herein, “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust association or any other entity.

ELEVENTH: The Corporation shall not be governed by Section 203 of the DGCL.

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